TRANSTECH INDUSTRIES, INC.
                        AND SUBSIDIARIES

       EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE
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                                        For the Nine Months Ended
                                              September 30,
                                          1997            1996

PRIMARY:

Weighted average common shares
  outstanding                          2,829,090       2,829,090
Dilutive effect of common stock
  equivalents                              -               -
                                       2,829,090       2,829,090

INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                     $(.65)          $(.43)

EXTRAORDINARY CHARGE                        -             (.18)

NET INCOME (LOSS) PER COMMON
  AND COMMON EQUIVALENT SHARE            $(.65)          $(.61)

FULLY DILUTED*


* For the nine months ended September 30, 1997 and 1996, fully diluted earnings per share did not differ significantly from primary earnings per share and therefore is not presented.
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